Exhibit 99.1

                                                     Contact: Nicholas M. Rolli
                                                              (917) 663-3460

                                                              Timothy R. Kellogg
                                                              (917) 663-2759

                           ALTRIA GROUP, INC. REPORTS
                           --------------------------
                           2005 FIRST-QUARTER RESULTS
                           --------------------------


              Diluted Earnings Per Share from Continuing Operations
              -----------------------------------------------------
                Up 17.0% to $1.24 vs. $1.06 in Year-Ago Quarter,
                ------------------------------------------------
                   Including the Items Detailed on Schedule 4
                   ------------------------------------------

          Earnings from Continuing Operations Up 18.3% to $2.6 billion
          ------------------------------------------------------------

     NEW YORK, April 20, 2005 - Altria Group, Inc. (NYSE: MO) today announced first-quarter 2005 diluted earnings per share from continuing operations of $1.24, including the charges and gains detailed on Schedule 4, versus $1.06 in the same quarter a year ago.
     "Solid overall results for the first quarter were in line with our expectations," said Louis C. Camilleri, chairman and chief executive officer of Altria Group, Inc. "Philip Morris USA delivered another quarterly increase in retail share, driven by Marlboro, and strong income growth. In another difficult quarter for the entire cigarette industry in Western Europe, Philip Morris International posted widespread share gains and a 13.1% increase in income, which was enhanced by favorable currency and a one-time inventory sale to its new distributor in Italy."
     "In our food business, Kraft is making sound progress on its Sustainable Growth Plan. While commodity costs continue to affect earnings, we are pleased with Kraft's revenue momentum and strong share growth in numerous key categories and markets," Mr. Camilleri said.
     Altria Group, Inc. reaffirmed its projection for 2005 full-year diluted earnings per share from continuing operations of $4.95 to $5.05, compared with $4.57 in 2004. This projection assumes current foreign exchange rates and approximately $0.12 per share in charges associated with the continuing Kraft restructuring. However, it does not include any tax impact that could arise consequent to the repatriation of funds from our international businesses under provisions of the American Jobs Creation Act, nor does it include any benefit from the prior year accrual for contributions to the National Tobacco Grower Settlement Trust. In addition, forecasted results do not include the impact of the previously announced transaction for PT HM Sampoerna Tbk (Sampoerna) or any future acquisitions or divestitures. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this projection.

     On March 12, 2005, a subsidiary of Philip Morris International Inc. (PMI) entered into agreements to acquire 40% of the outstanding shares of Sampoerna, an Indonesian tobacco company, from a number of Sampoerna's principal shareholders, and commenced a public tender offer for all of the remaining shares on April 18, 2005. The tender period closes on May 18, 2005. Assuming all shares are acquired, the transaction will have a total cost of approximately $5.2 billion, including Sampoerna's net debt of approximately $160 million, and is projected to be modestly accretive to 2005 diluted earnings per share.
     A conference call with members of the investment community will be Webcast at 9:00 a.m. Eastern Time on April 20, 2005. Access is available at www.altria.com.

                               ALTRIA GROUP, INC.
                               ------------------

Prior-period results for Altria Group, Inc. have been restated to reflect the impact of discontinued operations, following Kraft's agreement on November 15, 2004, to sell its sugar confectionery business. As such, net revenues and operating companies income for the sugar confectionery business are excluded from the company's results, while the net earnings impact is included as a single line item. All references in this news release are to continuing operations, unless otherwise noted.

As described in "Note 15. Segment Reporting" of Altria Group, Inc.'s 2004 Annual Report, management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings contained in this release.

2005 First-Quarter Results
--------------------------

     Net revenues for the first quarter of 2005 increased 8.7% versus 2004 to $23.6 billion, including favorable currency of $741 million.
     Operating income increased 12.5% to $4.2 billion, due primarily to increases at Philip Morris USA (PM USA) and Philip Morris International (PMI). Also affecting operating income comparisons were favorable currency of $148 million and the other items described in the attached reconciliation.
     Earnings from continuing operations increased 18.3% to $2.6 billion, due primarily to increases at PM USA and PMI, lower restructuring and impairment costs at Kraft, higher equity income from SABMiller (which is included in minority interest in earnings from continuing operations, and equity earnings, net), gains on sales of businesses and a lower effective tax rate of 33.1% in the first quarter of 2005 compared to 34.6% in 2004. The decrease in the effective tax rate was driven by the reversal of tax accruals no longer required at Kraft, as well as other full-year benefits including the impact of the domestic manufacturers' deduction under the American Jobs Creation Act.
     During the first quarter of 2005, Altria Group, Inc. declared a regular quarterly dividend of $0.73 per common share, which represents an annualized rate of $2.92 per common share.

                                DOMESTIC TOBACCO
                                ----------------

2005 First-Quarter Results
--------------------------

     Philip Morris USA Inc. (PM USA), Altria Group, Inc.'s domestic tobacco business, achieved solid retail share and income growth, driven by Marlboro's strong performance. Shipment volume of 42.8 billion units was down 0.7% from the previous year, but was essentially flat when adjusted for an extra shipping day in the first quarter of 2004 and the timing of promotional shipments. Operating companies income increased 7.0%, to $1.0 billion, primarily driven by lower wholesale promotional allowances, partially offset by expenses related to the quota buyout legislation and lower volume. PM USA reduced the wholesale promotional allowance on its Focus on Four brands by $1.00 per carton, from $6.50 to $5.50, effective December 12, 2004. In addition, effective January 16, 2005, PM USA increased the price of its other brands by $5.00 per thousand cigarettes or $1.00 per carton.
     As shown in the following table, PM USA's total retail share improved in the first quarter of 2005, driven by Marlboro. In a highly competitive environment, retail share remained stable for Parliament and Basic, while retail share for Virginia Slims declined 0.1 percentage point.

                    Philip Morris USA Quarterly Retail Share*
                    ----------------------------------------

                                       Q1 2005        Q1 2004         Change
                                       -------        -------         ------
Marlboro                                 39.8%         39.0%          0.8 pp
Parliament                                1.7%          1.7%          0.0 pp
Virginia Slims                            2.3%          2.4%         -0.1 pp
Basic                                     4.3%          4.3%          0.0 pp
                                       -------         -----         -------
Focus Brands                             48.1%         47.4%          0.7 pp
Other Philip Morris USA                   1.9%          2.2%         -0.3 pp
                                       -------         -----         -------
Total Philip Morris USA                  50.0%         49.6%          0.4 pp

*IRI/Capstone Total Retail Panel was developed to measure market share in retail stores selling cigarettes. It is not designed to capture Internet or direct mail sales.

     PM USA grew retail share in both the premium and discount segments, with its share of the premium segment increasing 0.3 share points to 62.1% and its discount segment share increasing 0.2 share points to 16.3% in the first quarter. For the total industry, the premium category increased 0.4 points to 73.5% in the first quarter of 2005 versus the year-ago period, while the discount category declined to 26.5%. The deep discount category of the industry, which includes both major manufacturers' private label brands and all other manufacturers' discount brands, was down 0.1 point during the first quarter to 11.8%.
     In January 2005, PM USA began shipping Marlboro Red and Lights 72mm in commemorative 50th anniversary packs. Also, at the end of the first quarter, it began shipping Marlboro UltraSmooth in several test markets to evaluate consumer acceptance of its taste.
     On April 5, PM USA announced the construction of a $300 million research and technology center in Richmond, Virginia. When completed in 2007, the facility will nearly double PM USA's research space and will house more than 500 scientists, engineers and support staff.

                              INTERNATIONAL TOBACCO
                              ---------------------

2005 First-Quarter Results
--------------------------

     Cigarette shipment volume for Philip Morris International Inc. (PMI), Altria Group, Inc.'s international tobacco business, increased 2.1% to 200.9 billion units, reflecting higher volume in Italy as a result of a one-time inventory sale to PMI's new distributor, continued strong recovery in France and gains in many other markets in Central Europe, Eastern Europe and Asia, partially offset by lower shipments in Germany. Excluding the inventory sale in Italy, PMI's volume at 196.9 billion units was essentially flat versus the same period a year ago.

     PMI achieved widespread market share gains, with increases in 18 of its top 25 income markets including Austria, Belgium, France, Greece, Hong Kong, Italy, Japan, Korea, Mexico, the Netherlands, Poland, Russia, Saudi Arabia, Spain, Thailand, Turkey, Ukraine and the United Kingdom.
     Operating companies income rose 13.1% to $2.1 billion, due to higher pricing, favorable currency of $126 million and a $96 million benefit from the inventory sale in Italy, partially offset by unfavorable mix and expenses of $39 million related to the EC agreement.
     Total Marlboro cigarette shipments increased 5.1% in the first quarter, due to the timing of shipments to Japan in preparation for the expiration of Japan Tobacco Inc.'s license for Marlboro and the return of full control of the brand to PMI in May, the inventory sale in Italy and gains in the Philippines and France, partially offset by lower volumes in Germany and worldwide duty-free. Excluding the timing of shipments to Japan and the inventory sale in Italy, Marlboro cigarette volume was down 1.1%. However, Marlboro had one of its best quarters in terms of relative performance as share increased in many top income markets, including Argentina, Australia, France, Japan, Korea, Mexico, the Netherlands, Poland, Portugal, Russia, Spain, Switzerland, Thailand, Turkey, Ukraine and the United Kingdom.
     In Western Europe, cigarette volume increased 0.6%, due mainly to France and the inventory sale in Italy, mostly offset by a decline in Germany. Excluding the inventory sale in Italy, PMI's volume was down 7.2% in Western Europe, due primarily to Germany and the timing of shipments in Spain. However, PMI's overall market share grew 0.2 share points to 38.9%, reflecting gains in all major markets except Germany.
     In France, PMI's business achieved very strong volume and share results. Volume grew 6.0% and PMI's share was up 2.3 points to 41.5%, driven by Marlboro and the Philip Morris brand.
     In Germany, the combined industry consumption of cigarettes and other tobacco products declined 7.9% in the first quarter, while cigarette volume declined 20.1%. The consumption decline was due to one less selling day in the first quarter of 2005, and tax-driven price increases in March and December 2004 with subsequent down trading to low-priced tobacco portions, which grew from 2.0 billion units in the first quarter of 2004 to 5.1 billion units in 2005. In addition, the timing of trade inventory purchases in advance of the respective price increases resulted in the favorable timing of shipments in the first quarter of 2004 versus unfavorable timing of shipments in the first quarter of 2005. PMI's cigarette volume in Germany declined 22.3% and market share was down
0.9 points to 36.4%, reflecting the impact of higher prices and the growth of the tobacco portions segment, where Marlboro has a 6.6% share. Including other tobacco products, PMI's volume was down 16.3%, reflecting a nearly three-fold increase in other tobacco products volume. Although limited by capacity constraints, in total PMI captured a 13.0% share of the tobacco portions segment on the combined strength of Marlboro and Next tobacco portions, which were launched in the second quarter of 2004.

     In Italy, industry shipments of cigarettes declined 9.6%, due to price sensitivity following December 2004 tax-driven price increases and recently enacted smoking restrictions. PMI's cigarette volume was up 28.3% in the first quarter, reflecting the one-time inventory sale of four billion units to its new distributor, Logista, and the favorable timing of shipments. PMI's market share was up 0.4 points to 52.2%, due to the performance of Diana and Chesterfield.
     In Central Europe, PMI's volume rose 5.2% in the first quarter of 2005, due mainly to Greece, Poland and Romania, partially offset by declines in the Czech Republic, Switzerland and inventory adjustments due to the transition of PMI's distribution system from wholesale to direct retail sales in Serbia. In Poland, volume was up significantly and market share advanced 5.0 points to 40.2%, driven by the strong performance of PMI's brand portfolio, including Marlboro, Bond Street and Red & White. In Romania, the volume increase reflects new brand launches and trade purchases in advance of an April price increase. In worldwide duty-free, volume declined 8.7%, mainly reflecting the timing of shipments to Asia and lower volume in Europe as a result of the accession of new members to the European Union in May 2004.
     In Eastern Europe, the Middle East and Africa, volume grew 7.8%, driven by gains in Egypt, Kazakhstan, Turkey and Ukraine. In Russia, volume was down slightly due to trade inventory reductions in the first quarter. However, market share in Russia rose 1.2 share points to 27.2%. In Ukraine, volume grew 32.8% partly aided by timing, but also due to increased consumer demand for PMI's international brands Marlboro, L&M, Bond Street and Chesterfield, resulting in its market share rising 1.2 points to a record 32.0%.
     In Asia, volume was down 1.1% as declines in Korea and Japan were partially offset by growth in the Philippines and Thailand. In the Philippines, volume was up 13.3% and share increased significantly due to stronger consumer demand for Marlboro. In Korea, the overall market was down significantly, due mainly to the December 2004 tax-driven price increase, and PMI's volume declined 20.8%. However, PMI's market share increased 2.8 points to a record 10.6%. In Japan, PMI's volume was down 6.5% due to the timing of shipments, primarily related to the impending change in health warnings, which become effective July 1, 2005, partially offset by a significant ramp-up of Marlboro inventories in preparation for the Marlboro license take back in May. PMI's market share increased 0.5 points to 24.8% in Japan, as a result of the continued success of Marlboro, Lark and Virginia Slims Rose.

     In Latin America, PMI volume was down 3.7%, due primarily to lower volume in Argentina and Brazil, partially offset by continued growth in Mexico. In Argentina, PMI's volume was down 9.3%, reflecting a lower total market due to the impact of several tax-driven price increases in 2004. However, Marlboro share in Argentina was up 0.5 points to 28.7%. In Brazil, volume declined 8.9%, due to intense competition from low-priced brands. In Mexico, volume rose 4.4% and PMI's market share rose 2.5 points to a record 61.6%, aided by last year's introduction of Marlboro Mild Flavor.

                                      FOOD
                                      ----

2005 First-Quarter Results
--------------------------

     Yesterday, Kraft Foods Inc. (Kraft) reported 2005 first-quarter results. Kraft's net revenues were up 6.4% to $8.1 billion, reflecting positive mix, strong new product and developing market results, the impact of higher marketing spending, commodity-driven price increases, the shift in Easter timing from mid-April last year to late March this year and favorable currency of $164 million. Ongoing volume was up 2.5% in total, but was down 0.3% excluding acquisitions. This volume decline reflects Kraft's continuing efforts to improve its mix by focusing on higher profit items, the elimination of slower moving products and the impact of higher prices on category growth rates. Operating income increased 18.9% to $1.2 billion, due to lower asset impairment and exit costs, gains on sales of businesses, positive mix, cost reduction efforts and favorable currency of $22 million, partially offset by higher commodity costs (net of pricing), increased benefit costs and increased consumer marketing spending.
     Kraft completed the sales of its U.S. yogurt and United Kingdom desserts businesses during the first quarter of 2005, and expects to complete the sale of its sugar confectionery business by the end of the second quarter. In accordance with relevant accounting rules, the sugar confectionery business has been reflected as a discontinued operation. In addition, Kraft announced on April 12 an agreement to sell its fruit snacks business and recorded a pre-tax asset impairment charge of $93 million related to it in the first quarter. Kraft expects that this sale will be completed during the second quarter.

                               NORTH AMERICAN FOOD
                               -------------------

2005 First-Quarter Results
--------------------------

     For the first quarter of 2005, Kraft North America Commercial (KNAC) net revenues grew 4.9% to $5.6 billion, driven by positive mix, strong new product results, particularly in pizza and biscuits, higher prices, the impact of increased marketing spending, the shift in Easter timing and favorable currency of $34 million. Ongoing volume was up 3.3%, driven by acquisitions. Excluding acquisitions, volume declined 0.4%, reflecting Kraft's efforts to improve product mix, the elimination of slower moving products and retail inventory reductions in ready-to-drink beverages. These impacts were partially offset by solid consumption growth across much of the portfolio. Operating companies income increased 9.2% to $910 million, due to lower asset impairment and exit costs, positive mix and cost reduction efforts, partially offset by higher commodity costs (net of pricing), increased benefit costs and increased consumer marketing spending.

                               INTERNATIONAL FOOD
                               ------------------

2005 First-Quarter Results
--------------------------

     For the first quarter of 2005, net revenues for Kraft International Commercial (KIC) grew 9.8% to $2.5 billion, driven by strong results in developing markets including Russia, Ukraine, Brazil, Venezuela and Southeast Asia, solid results in the United Kingdom and the Nordic region and favorable currency of $130 million. While revenues were up in most markets, revenues in Germany declined on lower volume following a price increase on coffee. Ongoing volume was up 0.4% and was below revenue growth due to the impact of higher prices on consumption growth and the elimination of slower moving products. Operating companies income increased 55.9% to $293 million, benefiting from a $115 million pre-tax gain on the sale of the desserts business in the United Kingdom, lower asset impairment and exit costs, positive mix, cost reduction efforts and favorable currency of $17 million, partially offset by higher commodity costs (net of pricing), increased marketing spending and higher infrastructure investment in developing markets.

                               FINANCIAL SERVICES
                               ------------------

2005 First-Quarter Results
--------------------------

     Philip Morris Capital Corporation (PMCC) reported operating companies income of $41 million for the first quarter of 2005, significantly below results for the comparable period in 2004 as a result of lower lease portfolio revenues, reflecting PMCC's progress as it shifts its strategic focus from an emphasis on the growth of its portfolio of finance leases through new investments to one of maximizing investment gains and generating cash flows from its existing portfolio of finance assets. Accordingly, PMCC expects that its operating companies income will decrease over time, although there may be fluctuations year to year, as lease investments mature or are sold.

Altria Group, Inc. Profile
--------------------------

     Altria Group, Inc. owns approximately 85% of the outstanding common shares of Kraft Foods Inc. and 100% of the outstanding common shares of Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. has a 33.9% economic interest in SABMiller plc. The brand portfolio of Altria Group, Inc.'s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2004 net revenues of $89.6 billion.
     Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Forward-Looking and Cautionary Statements
-----------------------------------------

     This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.
     Altria Group, Inc.'s consumer products subsidiaries are subject to changing prices for raw materials; intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; and unfavorable currency movements. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; to improve productivity; and to respond effectively to changing prices for their raw materials.

     Altria Group, Inc.'s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company's understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; price disparities and changes in price disparities between premium and lowest-price brands; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.
     Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2004. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

                                      # # #


ALTRIA GROUP, INC.                                                                                           Schedule 1
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended March 31,(*)
(in millions, except per share data)

                                                                                              2005    2004     % Change
                                                                                           ----------------------------
Net revenues                                                                                $23,618  $21,721      8.7 %
Cost of sales                                                                                 8,671    8,012      8.2 %
Excise taxes on products (**)                                                                 7,156    6,317     13.3 %
                                                                                           ------------------
Gross profit                                                                                  7,791    7,392      5.4 %
Marketing, administration and research costs                                                  3,396    3,194
Domestic tobacco headquarters relocation charges                                                  1       10
Asset impairment and exit costs                                                                 153      292
Gains on sales of businesses                                                                   (116)       -
                                                                                           ------------------
Operating companies income                                                                    4,357    3,896     11.8 %
Amortization of intangibles                                                                       4        4
General corporate expenses                                                                      159      164
Asset impairment and exit costs                                                                  18       16
                                                                                           ------------------
Operating income                                                                              4,176    3,712     12.5 %
Interest and other debt expense, net                                                            281      300
                                                                                           ------------------
Earnings from continuing operations before
income taxes and minority interest                                                            3,895    3,412     14.2 %
Provision for income taxes                                                                    1,291    1,180      9.4 %
                                                                                           ------------------
Earnings from continuing operations before minority interest                                  2,604    2,232     16.7 %
Minority interest in earnings from continuing operations, and
equity earnings, net                                                                             20       47
                                                                                           ------------------
Earnings from continuing operations                                                          $2,584   $2,185     18.3 %
                                                                                           ------------------
Earnings from discontinued operations, net of
income taxes and minority interest                                                              $12       $9
                                                                                           ------------------
Net earnings                                                                                 $2,596   $2,194     18.3 %
                                                                                           ==================

Per share data(***):
Basic earnings per share from continuing operations                                           $1.25    $1.07     16.8 %
                                                                                           ------------------
Basic earnings per share from discontinued operations                                         $0.01       $-
                                                                                           ------------------
Basic earnings per share                                                                      $1.26    $1.07     17.8 %
                                                                                           ==================

Diluted earnings per share from continuing operations                                         $1.24    $1.06     17.0 %
                                                                                           ------------------
Diluted earnings per share from discontinued operations                                       $0.01    $0.01
                                                                                           ------------------
Diluted earnings per share                                                                    $1.25    $1.07     16.8 %
                                                                                           ==================
Weighted average number of
shares outstanding - Basic                                                                    2,061    2,041      1.0 %
                   - Diluted                                                                  2,081    2,059      1.1 %
(*) Due to a change for Discontinued Operations, prior period results have been restated.
(**)  The detail of excise taxes on products sold is as follows:
                                                                                               2005     2004
                                                                                           ------------------
Domestic tobacco                                                                               $845     $852
International tobacco                                                                         6,311    5,465
                                                                                           ------------------
Total excise taxes                                                                           $7,156   $6,317
                                                                                           ==================

(***) Basic and diluted earnings per share are computed for each of the periods presented.
Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.


ALTRIA GROUP, INC.                                                                       Schedule 2
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended March 31,(*)
(in millions)
                                                                               North
                                                  Domestic    International    American      International
                                                  tobacco     tobacco          food          food
                                                 ---------------------------------------------------------
2005 Net Revenues                                    $4,146       $11,345         $5,553           $2,506
2004 Net Revenues                                    $4,004       $10,043         $5,292           $2,283
% Change                                                3.5%         13.0%           4.9%             9.8%
Reconciliation:
---------------
2004 Net Revenues                                    $4,004       $10,043         $5,292           $2,283
Divested businesses - 2004                                                           (25)             (24)
Divested businesses - 2005                                -             -             22               12
Currency                                                  -           577             34              130
Operations                                              142           725            230              105
                                                 ---------------------------------------------------------
2005 Net Revenues                                    $4,146       $11,345         $5,553           $2,506
                                                 =========================================================

                                                   Financial
                                                   services      Total
                                                 -------------------------
2005 Net Revenues                                       $68       $23,618
2004 Net Revenues                                       $99        21,721
% Change                                             (31.3)%          8.7%
Reconciliation:
---------------
2004 Net Revenues                                       $99       $21,721
Divested businesses - 2004                                            (49)
Divested businesses - 2005                                -            34
Currency                                                  -           741
Operations                                              (31)        1,171
                                                 -------------------------
2005 Net Revenues                                       $68       $23,618
                                                 =========================

Note:  The detail of excise taxes on products sold is as follows:
                                                       2005          2004
                                                 -------------------------
Domestic tobacco                                       $845          $852
International tobacco                                 6,311         5,465
                                                 -------------------------
Total excise taxes                                   $7,156        $6,317
                                                 =========================
Currency increased international tobacco excise taxes by $352 million.

(*) Due to a change for Discontinued Operations, prior period results have been restated.



ALTRIA GROUP, INC.                                                                        Schedule 3
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended March 31,(*)
(in millions)

                                                                                   North
                                                          Domestic   International American  International
                                                          tobacco    tobacco       food      food
                                                        -------------------------------------------------
2005 Operating Companies Income                             $1,038       $2,075      $910           $293
2004 Operating Companies Income                               $970       $1,835      $833           $188
% Change                                                       7.0%        13.1%      9.2%          55.9%
Reconciliation:
---------------
2004 Operating Companies Income                               $970       $1,835      $833           $188

Divested businesses - 2004                                       -            -        (3)            (6)
Domestic tobacco headquarters relocation charges - 2004         10            -         -              -
Asset impairment and exit costs - 2004                           1            -       245             46
Implementation costs - 2004                                      -            -         -              1
                                                        -------------------------------------------------
                                                                11            -       242             41
                                                        -------------------------------------------------

Divested businesses - 2005                                       -            -         2              3
Domestic tobacco headquarters relocation charges - 2005         (1)           -         -              -
Asset impairment and exit costs - 2005                           -           (3)     (117)           (33)
Gains on sales of businesses - 2005                              -            -         -            116
Implementation costs - 2005                                      -            -       (14)            (5)
                                                        -------------------------------------------------
                                                                (1)          (3)     (129)            81
                                                        -------------------------------------------------

Currency                                                         -          126         5             17
Operations                                                      58          117       (41)           (34)
                                                        -------------------------------------------------
2005 Operating Companies Income                             $1,038       $2,075      $910           $293
                                                        =================================================

                                                          Financial
                                                          services      Total
                                                        ------------------------
2005 Operating Companies Income                                $41       $4,357
2004 Operating Companies Income                                $70        3,896
% Change                                                    (41.4)%        11.8%
Reconciliation:
---------------
2004 Operating Companies Income                                $70       $3,896

Divested businesses - 2004                                       -           (9)
Domestic tobacco headquarters relocation charges - 2004          -           10
Asset impairment and exit costs - 2004                           -          292
Implementation costs - 2004                                      -            1
                                                        ------------------------
                                                                 -          294
                                                        ------------------------

Divested businesses - 2005                                       -            5
Domestic tobacco headquarters relocation charges - 2005          -           (1)
Asset impairment and exit costs - 2005                           -         (153)
Gains on sales of businesses - 2005                              -          116
Implementation costs - 2005                                      -          (19)
                                                        ------------------------
                                                                 -          (52)
                                                        ------------------------

Currency                                                         -          148
Operations                                                     (29)          71
                                                        ------------------------
2005 Operating Companies Income                                $41       $4,357
                                                        ========================

(*) Due to a change for Discontinued Operations, prior period results have been restated.


ALTRIA GROUP, INC.                                                                       Schedule 4
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended March 31,(*)
($ in millions, except per share data)
                                                                                         Diluted
                                                                         Net Earnings    E.P.S.        (**)
                                                                         -------------   --------------
2005 Continuing Earnings                                                       $2,584            $1.24
2004 Continuing Earnings                                                       $2,185            $1.06
% Change                                                                         18.3   %         17.0    %

Reconciliation:
---------------
2004 Continuing Earnings                                                       $2,185            $1.06

2004 Domestic tobacco headquarters relocation charges                               7                -
2004 Asset impairment, and exit costs, net of minority interest
impact                                                                            159             0.08
2004 Corporate asset impairment and exit costs                                     10                -
2004 Special one-time tax items, net of minority interest impact                  (30)           (0.01)
                                                                         -------------   --------------
                                                                                  146             0.07
                                                                         -------------   --------------

2005 Domestic tobacco headquarters relocation charges                              (1)               -
2005 Asset impairment, exit and implementation costs,
net of minority interest impact                                                   (97)           (0.04)
2005 Gains on sales of business, net of minority interest impact                   65             0.03
2005 Corporate asset impairment and exit costs                                    (12)           (0.01)
2005 Special one-time tax items, net of minority interest impact                   39             0.02
                                                                         -------------   --------------
                                                                                   (6)               -
                                                                         -------------   --------------

Currency                                                                           95             0.05
Change in shares                                                                    -            (0.02)
Change in tax rate                                                                 49             0.02
Operations                                                                        115             0.06
                                                                         -------------   --------------
2005 Continuing Earnings                                                       $2,584            $1.24
                                                                         -------------   --------------
2005 Discontinued Earnings                                                        $12            $0.01
                                                                         -------------   --------------
2005 Net Earnings                                                              $2,596            $1.25
                                                                         =============   ==============

(*) Due to a change for Discontinued Operations, prior period results have been restated.
(**) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.




ALTRIA GROUP, INC.                                                          Schedule 5
and Subsidiaries
Condensed Balance Sheets
(in millions, except ratios)

                                                             March 31,      December 31,
                                                             2005           2004
                                                             ------------   ------------
Assets
------
Cash and cash equivalents                                         $4,208         $5,744
Current assets of discontinued operations held for sale            1,453          1,458
All other current assets                                          18,315         18,699
Property, plant and equipment, net                                16,187         16,305
Goodwill                                                          28,063         28,056
Other intangible assets, net                                      11,017         11,056
Other assets                                                      15,260         12,485
                                                             ------------   ------------
Total consumer products assets                                    94,503         93,803
Total financial services assets                                    7,777          7,845
                                                             ------------   ------------
Total assets                                                    $102,280       $101,648
                                                             ============   ============

Liabilities and Stockholders' Equity
------------------------------------
Short-term borrowings                                             $5,149         $2,546
Current portion of long-term debt                                  1,820          1,751
Accrued settlement charges                                         1,125          3,501
All other current liabilities                                     14,851         15,776
Long-term debt                                                    16,043         16,462
Deferred income taxes                                              7,751          7,677
Other long-term liabilities                                       14,820         14,905
                                                             ------------   ------------
Total consumer products liabilities                               61,559         62,618
Total financial services liabilities                               8,312          8,316
                                                             ------------   ------------
Total liabilities                                                 69,871         70,934
Total stockholders' equity                                        32,409         30,714
                                                             ------------   ------------
Total liabilities and
stockholders' equity                                            $102,280       $101,648
                                                             ============   ============

Total consumer products debt                                     $23,012        $20,759
Debt/equity ratio - consumer products                               0.71           0.68
Total debt                                                       $25,193        $22,980
Total debt/equity ratio                                             0.78           0.75

